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                                                                    Exhibit 10.6

                   SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
                  BETWEEN EGGHEAD.COM, INC. AND BRIAN BENDER

     EGGHEAD.COM, INC. (the "Company"), as successor to EGGHEAD, INC., and Brian Bender ("Executive") are parties to an EMPLOYMENT AGREEMENT (the "Agreement"), dated and effective as of January 22, 1998, and amended as of June 30, 1999.
The Company and Executive now wish to further amend the Agreement as set forth below, with amendments effective as of October 26, 1999. The Company and the Executive agree and acknowledge the sufficiency of consideration for these amendments based on the mutual benefits conferred.

A.   Term of the Agreement

     The Company and Executive mutually desire to continue Executive's employment for a transition period following the anticipated Change of Control of the Company. Executive and the Company therefore mutually agree to amend
Section 1.1 of the Agreement to read as follows:

          This Agreement will extend from the Effective Date through January 3, 2000.

B.  Salary

     Executive and the Company desire that Executive's salary continue at its current level for the remainder of the term of this Agreement. Executive and the Company hereby mutually agree to amend Section 2.1 of the Agreement to read as follows:

          Until the Termination Date (as hereinafter defined), Executive will continue to receive a gross salary not less than the gross salary Executive was receiving as of October 26, 1999.

C.  Termination Prior to the Term

     The first sentence of Section 4.1(a)(i) is hereby amended to read as follows: "In the event that Executive exercises his right under this subsection, he shall provide written notice of his intent to terminate the Agreement to the Chief Executive Officer of the Company or of the Company's successor not less than five (5) days before the effective date of the Termination."

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D.   Additional Benefits

     Executive and the Company desire that Executive use his accrued vacation and other leave during the remainder of the term of this Agreement. Executive and the Company hereby mutually agree to amend Section 2.2 of the Agreement by adding the following additional sentence:

          Notwithstanding the foregoing, Executive shall use his accrued vacation, which the parties hereby agree is currently at 162 hours, and other leave prior to the Termination Date and shall not be paid for any unused accrued vacation or other leave on or following the Termination Date. Executive may use such accrued vacation and other leave at any time or times he chooses prior to the Termination Date.

E.   Duties of the Executive and Termination for Good Reason

     The Executive and the Company continue to agree that the Company may modify the Executive's status, duties and/or responsibilities under Section 3.1 of the Agreement during the remaining term of his employment under the Agreement. Executive and the Company mutually agree to amend the last sentence of Subsection 4.1(b) of the Agreement to read as follows:

          Executive's resignation at any time from November 4, 1999 through the conclusion of the term of this Agreement, as amended herein, shall also be deemed a termination for Good Reason, entitling Executive to severance benefits described in Section 4.2 of the Agreement.

F.   Confirmation

     Except as expressly modified by this Amendment, all terms and conditions in the Agreement as heretofore amended are hereby confirmed and remain in full force and effect.

     WHEREFORE, effective October 26, 1999, the undersigned parties accept and agree to these amendments to the Agreement.


EGGHEAD.COM, INC.                            BRIAN BENDER

By /s/ GEORGE P. ORBAN                       /s/ BRIAN W. BENDER
-----------------------------                ------------------------
Its   Chief Executive Officer

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